Exhibit 99.1

For Immediate Release

ESMO Guideline Working Group Recommends Hyperthermia Therapy as Treatment Option for Soft Tissue Sarcoma

SALT LAKE CITY, Utah, June 18, 2008 — BSD Medical Corp. (NASDAQ:BSDM) today reported that in the Annals of Oncology (Volume 19, Supplement 2, 2008), the European Society for Medical Oncology (ESMO) Clinical Treatment Guideline Working Group has published its relevant clinical treatment guidelines under “Soft tissue sarcomas:  ESMO Clinical Recommendations for diagnosis, treatment and follow-up.” The guidelines highlight hyperthermia therapy as a treatment option for several types of soft tissue sarcomas.  The ESMO Guidelines Working Group includes most leading clinical experts from European Comprehensive Cancer Centers such as GR Institut Gustave Roussy Villejuif (France); Istituto Nazionale Tumori Milan (Italy); Erasmus MC Daniel den Hoed Cancer Center (Rotterdam, Netherlands); UMS Heidelberg (Germany); M. Sklodowska-Curie Memorial Cancer Center Warsaw (Poland); University Hospital Gasthuisberg of the Catholic University Leuven (Belgium); Munich Grosshadern University Medical School in Munich (Germany); Royal Marsden Hospital (London, United Kingdom); Charite UMS Berlin (Germany); Norwegian Radium Hospital (Oslo, Norway); Centre Pluridisciplinaire d’Oncologie, CHUV Lausanne (Switzerland) and some sarcoma centers of excellence in the Unites States such as MD Anderson Cancer Center (Houston); Memorial Sloan-Kettering Cancer Center (New York) and Dana Faber Cancer Institute (Boston).

The guidelines describe how a multidisciplinary approach to cancer treatment improves clinical outcomes. According to the guidelines, “One randomized study provided evidence that regional hyperthermia in addition to systemic chemotherapy may be associated with a local and disease-free survival advantage.”

The study referenced is a response to the results reported from a 340-patient randomized international phase III clinical trial involving high-risk soft tissue sarcoma patients.  The study was conducted under the quality control of the European Organization for Research and Treatment of Cancer (EORTC 62961) and documented by the National Institutes of Health (NCT00003052).  The control group for this study consisted of patients who received chemotherapy alone, and the experimental group received hyperthermia therapy (provided by BSD-2000 systems manufactured by BSD Medical Corp.) along with chemotherapy.  The results of this study were disclosed at the American Society of Clinical Oncology (ASCO) 2007 annual meeting held in Chicago, and ESMO’s guidelines follow the results of that clinical study.  A description of this clinical study can be accessed on the CancerNetwork.com website.

The European Society for Medical Oncology is a professional organization representing medical oncologists. The society focuses on a multidisciplinary approach to treatment and has expanded to include radiation and surgical oncologists, as well as other healthcare professionals involved in cancer care. ESMO aims to unite physicians, caregivers, and patients in a global alliance committed to combating cancer and ensuring equal access to quality multidisciplinary treatment.

The ESMO Clinical Recommendations are one of the society’s periodic scientific publications offering vital, evidence-based information for physicians, including the incidence of the malignancy, diagnostic criteria, staging of disease and risk assessment, treatment plans and follow-up.  The recommendations contain clinical treatment guidelines, which provide the oncologist with a set of requirements for a basic standard of cancer care that ESMO considers state of the art.

About BSD Medical Corporation

BSD Medical is the leading developer of systems used to deliver cancer therapies requiring precision-focused hyperthermia therapy through RF/microwave technologies. The company’s systems have been designed to kill cancer through heat and to improve the combination results when used along with some other cancer therapies.  For further information visit BSD Medical's website at www.BSDMedical.com.

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